Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2023 SECOND QUARTER RESULTS

--Revenue and Operating Income Well Exceed Pre-Pandemic Levels--

--EPS Surpasses Expectations--

Second Quarter Fiscal 2023 Financial Summary

•
Net sales of $535 million, a decrease of 4% from last year and an increase of 10% over Q2FY20
•
Excluding the impact of lower exchange rates, net sales decreased 1% for Q2FY23 compared to Q2FY22
•
Gross margin meets expectations
•
E-commerce sales represented 18% of retail sales this year versus 19% of retail sales last year and 10% of retail sales in Q2FY20
•
GAAP EPS from continuing operations was $0.59 vs. $0.74 last year and $0.05 in Q2FY20
•
Non-GAAP EPS from continuing operations was $0.591 vs. $1.05 last year and $0.15 in Q2FY20
•
Repurchased $45.4 million of stock during Q2FY23, with $54.9 million remaining on the current authorization
•
Sequential retail sales improvement compared to FY22 throughout the quarter and into August
•
Taking a more conservative approach to back half with revised expectations for adjusted EPS of $6.25 to $7.00

NASHVILLE, Tenn., Sept. 1, 2022 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $0.59 for the three months ended July 30, 2022, compared to $0.74 in the second quarter last year and $0.05 per diluted share three years ago, prior to the pandemic. Adjusted for the Excluded Items in all periods, the Company reported second quarter earnings from continuing operations per diluted share of $0.59, compared to $1.05 last year and $0.15 per diluted share pre-pandemic.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “We are pleased with our second quarter performance, which combined with our first quarter results, represent a strong start to Fiscal 2023 on top of last year’s stimulus-induced spending environment. Strength from our Schuh and Johnston & Murphy businesses and careful expense control helped offset softness late in the quarter versus expectations at Journeys to deliver earnings ahead of projections. While we’ve seen nicely improved trends through August and we saw a good start to the back-to-school season, sales didn’t achieve levels contemplated in our previous guidance. With these current trends and in light of the current impact inflation is having on consumer discretionary spending we believe it’s prudent to take a more conservative approach to our back half outlook. We remain confident that our footwear focused strategy has created a much more resilient and fundamentally stronger business that we believe is better positioned to successfully navigate more difficult market conditions and outperform in favorable economic backdrops.”

_____________________

1Excludes asset impairments and expenses related to the new headquarters building, net of tax effect in the second quarter of Fiscal 2023 (“Excluded Items”). A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings and earnings per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Thomas A. George, Genesco chief financial officer, commented, “Our second quarter results were highlighted by solid revenue growth when compared to pre-pandemic levels as top line grew 10% versus the same period in Fiscal 2020 despite having 5% fewer stores. With gross margin in line with our expectations combined with the work we’ve done reshaping and reducing our cost structure, we more than doubled operating income, which along with $176 million in share repurchases over the past three years, allowed us to achieve adjusted EPS of $0.59 this quarter compared to $0.15 in the second quarter of Fiscal 2020. While we are pleased with the long-term direction of the business, the current operating environment has led us to take a more cautious approach to our guidance. We now expect adjusted earnings per share for Fiscal 2023 to range between $6.25 to $7.00. We believe somewhere close to the middle of the range is where we will land.”

Second Quarter Review

Net sales for the second quarter of Fiscal 2023 decreased 4% to $535 million from $555 million in the second quarter of Fiscal 2022 and increased 10% from $487 million in the second quarter of Fiscal 2020, prior to the pandemic. The sales decrease compared to last year was driven by decreased comparable sales, as the Company continued to anniversary the significant stimulus distributed a year ago, which especially benefitted Journeys Group, and by foreign exchange pressure on the Schuh business from the strengthening dollar, partially offset by increased sales in the wholesale channel. Excluding the impact of lower exchange rates, net sales decreased 1% for the second quarter of Fiscal 2023 compared to the second quarter of Fiscal 2022. As a result of store closures during Fiscal 2021 in response to the COVID-19 pandemic and the Company’s policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included second quarter comparable sales for Fiscal 2022, except for comparable direct sales, as it believes that overall sales was a more meaningful metric for that period.

Comparable Sales

Comparable Same Store and Direct Sales:	Q2FY23	Q2FY22
Journeys Group	-8%	NA
Schuh Group	9%	NA
Johnston & Murphy Group	17%	NA
Total Genesco Comparable Sales	-2%	NA
Same Store Sales	-2%	NA
Comparable Direct Sales	-3%	-23%

Overall sales for the second quarter this year compared to the second quarter of Fiscal 2022 were down 7% at Journeys, down 4% at Schuh and down 10% at Licensed Brands as we repositioned the distribution mix, partially offset by a 22% increase in sales at Johnston & Murphy. On a constant currency basis, Schuh sales were up 9% for the second quarter this year.

Second quarter gross margin this year was 47.5%, down 160 basis points compared with 49.1% last year and down 110 basis points compared with 48.6% in Fiscal 2020. The decrease as a percentage of sales as compared to Fiscal 2022 is due primarily to increased markdowns in the Journeys business as they returned to a more normalized promotional environment and higher freight and logistics costs in the Johnston & Murphy business. Additionally, the Company had the reversal of inventory reserves in the second quarter last year at Johnston & Murphy as the brand began to recover from the pandemic making for a difficult comparison this year.

Selling and administrative expense for the second quarter this year increased 30 basis points as a percentage of sales compared with last year but decreased 180 basis points compared with Fiscal 2020. Adjusted selling and administrative expense for the second quarter this year increased 30 basis points as a percentage of sales compared with last year but decreased 200 basis points compared with Fiscal 2020. The increase as compared to Fiscal 2022 is due in large part to one-time benefits for rent credits and government relief in the second quarter of Fiscal 2022. Excluding these one-time benefits last year, decreased performance-based compensation expense more than offset the deleverage in selling salaries and marketing expenses.

Genesco’s GAAP operating income for the second quarter was $9.1 million, or 1.7% of sales this year, compared with $12.9 million, or 2.3% of sales in the second quarter last year, and $3.0 million, or 0.6% of sales in the second quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, operating income for the second quarter was $10.0 million this year compared to $21.1 million last year and $4.7 million in the second quarter of Fiscal 2020. Adjusted operating margin was 1.9% of sales in the second quarter of Fiscal 2023, 3.8% in the second quarter last year and 1.0% in the second quarter of Fiscal 2020.

The effective tax rate for the quarter was 11.3% in Fiscal 2023 compared to 11.1% in the second quarter last year and 70.7% in the second quarter of Fiscal 2020. The adjusted tax rate, reflecting Excluded Items, was 19.5% in the second quarter of Fiscal 2023 compared to 25.1% in the second quarter of last year and 45.2% in the second quarter of Fiscal 2020. The lower adjusted tax rate for the second quarter this year as compared to second quarter last year reflects a reduction in the effective tax rate the Company expects for jurisdictions in which it is profitable combined with the impact of foreign activity for which it has historically been unable to recognize a tax benefit.

GAAP earnings from continuing operations were $7.7 million in the second quarter of Fiscal 2023, compared to $10.9 million in the second quarter last year and $0.8 million in the second quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, second quarter earnings from continuing operations were $7.7 million, or $0.59 per share, in Fiscal 2023, compared to $15.3 million, or $1.05 per share, in the second quarter of last year and $2.5 million, or $0.15 per share, in the second quarter of Fiscal 2020.

Cash, Borrowings and Inventory

Cash and cash equivalents at July 30, 2022, were $44.9 million, compared with $304.0 million at July 31, 2021. Total debt at the end of the second quarter of Fiscal 2023 was $48.9 million compared with $20.0 million at the end of last year’s second quarter. The $288 million decrease in net cash position over the past 12 months was driven primarily by replenishment of inventory totaling $150 million and significant share repurchases totaling $135 million. Inventories increased 55% in the second quarter of Fiscal 2023 on a year-over-year basis, as outsized stimulus demand and supply chain limitations resulted in extremely low inventory last year. Inventories increased 14% this year when compared to the second quarter of Fiscal 2020, prior to the pandemic, driven by late arriving Spring inventory, back-to-school product, core carryover product and vendor cost increases.

Capital Expenditures and Store Activity

For the second quarter, capital expenditures excluding the new corporate headquarters building were $9 million, related primarily to investments in retail stores and digital and omnichannel initiatives. Depreciation and amortization was $11 million. During the quarter, the Company opened four stores and closed six stores. The Company ended the quarter with 1,412 stores compared with 1,439 stores at the end of the second quarter last year, or a decrease of 2%. Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company repurchased 826,034 shares during the second quarter of Fiscal 2023 at a cost of $45.4 million or an average of $54.99 per share. The Company currently has $54.9 million remaining on its expanded share repurchase authorization announced in February 2022.

Fiscal 2023 Outlook

The Company revises its Fiscal 2023 full year guidance:

•
Sales are now expected to be down 3% to flat, compared to FY22, versus prior guidance of up 1% to 3%.
•
Adjusted diluted earnings per share from continuing operations in the range of $6.25 to $7.002, with an expectation that adjusted diluted earnings per share for the year will be near the mid-point of the range, versus the prior expectation for adjusted diluted earnings per share to be near the mid-point of $7.00 to $7.75.

Please refer to the Q2FY23 conference call and Q2FY23 Summary Results presentation for details regarding guidance assumptions.

ESG Report

Genesco recently published its inaugural ESG Report on www.genesco.com outlining the Company’s most recent ESG work, policies and metrics. “We are proud of the progress we’ve made on ESG,” said Vaughn. “Our business continues to incorporate ESG as a factor in key operating decisions such as redesigning and reducing shoe box sizes and participating in energy reduction programs at the store level. We’re committed to do more and look forward to updating you on our future progress.”

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of second quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on September 1, 2022, at 7:30 a.m. (Central time), may be accessed through the Company's website,www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

_____________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, stores openings and closures, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional stores closures due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19 or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,410 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company's environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 2		Quarter 2
	July 30, 2022	% of Net Sales	July 31, 2021	% of Net Sales
Net sales	$535,332	100.0%	$555,183	100.0%
Cost of sales	281,018	52.5%	282,661	50.9%
Gross margin	254,314	47.5%	272,522	49.1%
Selling and administrative expenses	245,103	45.8%	252,551	45.5%
Asset impairments and other, net	129	0.0%	7,070	1.3%
Operating income	9,082	1.7%	12,901	2.3%
Other components of net periodic benefit cost	50	0.0%	56	0.0%
Interest expense, net	405	0.1%	617	0.1%
Earnings from continuing operations before income taxes	8,627	1.6%	12,228	2.2%
Income tax expense	976	0.2%	1,354	0.2%
Earnings from continuing operations	7,651	1.4%	10,874	2.0%
Gain (loss) from discontinued operations, net of tax	(8)	0.0%	63	0.0%
Net Earnings	$7,643	1.4%	$10,937	2.0%
Basic earnings per share:
Before discontinued operations	$0.60		$0.76
Net earnings	$0.60		$0.76
Diluted earnings per share:
Before discontinued operations	$0.59		$0.74
Net earnings	$0.59		$0.75
Weighted-average shares outstanding:
Basic	12,813		14,339
Diluted	13,009		14,611

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Six Months Ended		Six Months Ended
	July 30, 2022	% of Net Sales	July 31, 2021	% of Net Sales
Net sales	$1,056,080	100.0%	$1,093,878	100.0%
Cost of sales	550,322	52.1%	563,694	51.5%
Gross margin	505,758	47.9%	530,184	48.5%
Selling and administrative expenses	488,584	46.3%	492,016	45.0%
Asset impairments and other, net	(154)	0.0%	9,740	0.9%
Operating income	17,328	1.6%	28,428	2.6%
Other components of net periodic benefit cost	148	0.0%	17	0.0%
Interest expense, net	702	0.1%	1,346	0.1%
Earnings from continuing operations before income taxes	16,478	1.6%	27,065	2.5%
Income tax expense	3,858	0.4%	7,297	0.7%
Earnings from continuing operations	12,620	1.2%	19,768	1.8%
Gain (loss) from discontinued operations, net of tax	(30)	0.0%	47	0.0%
Net Earnings	$12,590	1.2%	$19,815	1.8%
Basic earnings per share:
Before discontinued operations	$0.98		$1.38
Net earnings	$0.98		$1.38
Diluted earnings per share:
Before discontinued operations	$0.96		$1.35
Net earnings	$0.95		$1.35
Weighted-average shares outstanding:
Basic	12,887		14,313
Diluted	13,189		14,657

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 2		Quarter 2
	July 30, 2022	% of Net Sales	July 31, 2021	% of Net Sales
Sales:
Journeys Group	$321,332	60.0%	$346,275	62.4%
Schuh Group	101,518	19.0%	106,079	19.1%
Johnston & Murphy Group	74,818	14.0%	61,159	11.0%
Licensed Brands	37,664	7.0%	41,670	7.5%
Net Sales	$535,332	100.0%	$555,183	100.0%
Operating income (loss):
Journeys Group	$9,222	2.9%	$30,368	8.8%
Schuh Group	2,094	2.1%	3,623	3.4%
Johnston & Murphy Group	3,212	4.3%	3,951	6.5%
Licensed Brands	685	1.8%	991	2.4%
Corporate and Other(1)	(6,131)	-1.1%	(26,032)	-4.7%
Operating income	9,082	1.7%	12,901	2.3%
Other components of net periodic benefit cost	50	0.0%	56	0.0%
Interest, net	405	0.1%	617	0.1%
Earnings from continuing operations before income taxes	8,627	1.6%	12,228	2.2%
Income tax expense	976	0.2%	1,354	0.2%
Earnings from continuing operations	7,651	1.4%	10,874	2.0%
Gain (loss) from discontinued operations, net of tax	(8)	0.0%	63	0.0%
Net Earnings	$7,643	1.4%	$10,937	2.0%

(1)
Includes a $0.1 million charge in the second quarter of Fiscal 2023 for asset impairments. Includes a $7.0 million charge in the second quarter of Fiscal 2022 which includes $6.2 million for professional fees related to the actions of a shareholder activist and $1.4 million for retail store asset impairments, partially offset by a $0.6 million insurance gain.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Six Months Ended		Six Months Ended
	July 30, 2022	% of Net Sales	July 31, 2021	% of Net Sales
Sales:
Journeys Group	$635,777	60.2%	$722,823	66.1%
Schuh Group	189,677	18.0%	174,790	16.0%
Johnston & Murphy Group	145,834	13.8%	109,921	10.0%
Licensed Brands	84,792	8.0%	86,344	7.9%
Net Sales	$1,056,080	100.0%	$1,093,878	100.0%
Operating income (loss):
Journeys Group	$24,152	3.8%	$63,492	8.8%
Schuh Group	(652)	-0.3%	(224)	-0.1%
Johnston & Murphy Group	3,762	2.6%	771	0.7%
Licensed Brands	4,478	5.3%	3,552	4.1%
Corporate and Other(1)	(14,412)	-1.4%	(39,163)	-3.6%
Operating income	17,328	1.6%	28,428	2.6%
Other components of net periodic benefit cost	148	0.0%	17	0.0%
Interest, net	702	0.1%	1,346	0.1%
Earnings from continuing operations before income taxes	16,478	1.6%	27,065	2.5%
Income tax expense	3,858	0.4%	7,297	0.7%
Earnings from continuing operations	12,620	1.2%	19,768	1.8%
Gain (loss) from discontinued operations, net of tax	(30)	0.0%	47	0.0%
Net Earnings	$12,590	1.2%	$19,815	1.8%

(1)
Includes a $0.2 million gain in the first six months of Fiscal 2023 which includes a $0.7 million gain on the termination of the pension plan, partially offset by $0.5 million for asset impairments. Includes a $9.7 million charge in the first six months of Fiscal 2022 which includes $8.5 million for professional fees related to the actions of a shareholder activist and $1.8 million for retail store asset impairments, partially offset by a $0.6 million insurance gain.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	July 30, 2022	July 31, 2021
Assets
Cash	$44,939	$304,039
Accounts receivable	42,782	31,872
Inventories	507,236	326,477
Other current assets(1)	99,455	91,554
Total current assets	694,412	753,942
Property and equipment	220,742	202,711
Operating lease right of use assets	491,412	610,188
Goodwill and other intangibles	66,029	69,850
Other non-current assets	27,125	21,929
Total Assets	$1,499,720	$1,658,620

Liabilities and Equity
Accounts payable	$226,779	$186,593
Current portion operating lease liabilities	135,571	156,562
Other current liabilities	80,266	134,407
Total current liabilities	442,616	477,562
Long-term debt	48,872	20,022
Long-term operating lease liabilities	413,416	524,857
Other long-term liabilities	34,283	48,082
Equity	560,533	588,097
Total Liabilities and Equity	$1,499,720	$1,658,620

(1) Includes prepaid income taxes of $69.7 million and $60.8 million at July 30, 2022 and July 31, 2021, respectively.

GENESCO INC.

Store Count Activity

	Balance 01/30/21	Open	Close	Balance 01/29/22	Open	Close	Balance 07/30/22
Journeys Group	1,159	5	29	1,135	6	10	1,131
Schuh Group	123	0	0	123	1	2	122
Johnston & Murphy Group	178	1	12	167	1	9	159
Total Retail Stores	1,460	6	41	1,425	8	21	1,412

GENESCO INC.

Store Count Activity

	Balance 04/30/22	Open	Close	Balance 07/30/22
Journeys Group	1,130	3	2	1,131
Schuh Group	122	0	0	122
Johnston & Murphy Group	162	1	4	159
Total Retail Stores	1,414	4	6	1,412

GENESCO INC.

Comparable Sales(1)

	Quarter 2		Six Months Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Journeys Group	-8%	NA	NA	NA
Schuh Group	9%	NA	NA	NA
Johnston & Murphy Group	17%	NA	NA	NA
Total Comparable Sales	-2%	NA	NA	NA
Same Store Sales	-2%	NA	NA	NA
Comparable Direct Sales	-3%	-23%	-16%	3%

(1)
As a result of store closures during Fiscal 2021 and the first quarter of Fiscal 2022 in response to the COVID-19 pandemic and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included comparable sales for the second quarter of Fiscal 2022 and the six months of Fiscal 2023 and Fiscal 2022, except for comparable direct sales, as it felt that overall sales was a more meaningful metric during those periods.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended July 30, 2022, July 31, 2021 and August 3, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 2			Quarter 2			Quarter 2
	July 30, 2022			July 31, 2021			August 3, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$7,651	$0.59		$10,874	$0.74		$793	$0.05
Asset impairments and other adjustments:
Asset impairment charges	$129	98	0.01	$1,410	1,200	0.08	$731	451	0.03
Gain on pension termination	—	(7)	0.00	—	—	0.00	—	—	0.00
Fees related to shareholder activist	—	—	0.00	6,238	4,393	0.30	—	—	0.00
Expenses related to new HQ building	762	583	0.04	1,157	813	0.06	—	—	0.00
Insurance gain	—	—	0.00	(578)	(408)	(0.03)	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	1,044	717	0.04
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	—	2	0.00
Total asset impairments and other adjustments	$891	674	0.05	$8,227	5,998	0.41	$1,775	1,170	0.07
Income tax expense adjustments:
Tax impact share based awards		(663)	(0.05)		(1,747)	(0.12)		(54)	0.00
Other tax items		4	0.00		196	0.02		547	0.03
Total income tax expense adjustments		(659)	(0.05)		(1,551)	(0.10)		493	0.03
Adjusted earnings from continuing operations (1) and (2)		$7,666	$0.59		$15,321	$1.05		$2,456	$0.15

(1)
The adjusted tax rate for the second quarter of Fiscal 2023, 2022 and 2020 is 19.5%, 25.1% and 45.2%, respectively.

(2)
EPS reflects 13.0 million, 14.6 million and 16.0 million share count for the second quarter of Fiscal 2023, 2022 and 2020, respectively, which includes common stock equivalents in all periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Three Months Ended July 30, 2022, July 31, 2021 and August 3, 2019

	Quarter 2 - July 30, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$9,222	$—	$9,222
Schuh Group	2,094	—	2,094
Johnston & Murphy Group	3,212	—	3,212
Licensed Brands	685	—	685
Corporate and Other	(6,131)	891	(5,240)
Total Operating Income	$9,082	$891	$9,973
% of sales	1.7%		1.9%

	Quarter 2 - July 31, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$30,368	$—	$30,368
Schuh Group	3,623	—	3,623
Johnston & Murphy Group	3,951	—	3,951
Licensed Brands	991	—	991
Corporate and Other	(26,032)	8,227	(17,805)
Total Operating Income	$12,901	$8,227	$21,128
% of sales	2.3%		3.8%

	Quarter 2 - August 3, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$11,329	$—	$11,329
Schuh Group	39	—	39
Johnston & Murphy Group	1,518	—	1,518
Licensed Brands	(251)	—	(251)
Corporate and Other	(9,673)	1,775	(7,898)
Total Operating Income	$2,962	$1,775	$4,737
% of sales	0.6%		1.0%

	Quarter 2
In Thousands	July 30, 2022	July 31, 2021	August 3, 2019
Selling and administrative expenses, as reported	$245,103	$252,551	$231,796

Expenses related to new HQ building	(762)	(1,157)	—
Total adjustments	(762)	(1,157)	—
Adjusted selling and administrative expenses	244,341	251,394	231,796
% of sales	45.6%	45.3%	47.6%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Six Months Ended July 30, 2022, July 31, 2021 and August 3, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Six Months			Six Months			Six Months
	July 30, 2022			July 31, 2021			August 3, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$12,620	$0.96		$19,768	$1.35		$7,263	$0.43
Asset impairments and other adjustments:
Asset impairment charges	$541	457	0.03	$1,824	1,526	0.10	$1,038	663	0.04
Gain on pension termination	(695)	(518)	(0.04)	—	—	0.00	—	—	0.00
Fees related to shareholder activist	—	—	0.00	8,494	5,993	0.41	—	—	0.00
Expenses related to new HQ building	2,288	1,705	0.13	1,754	1,237	0.09	—	—	0.00
Insurance gain	—	—	0.00	(578)	(408)	(0.03)	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	44	28	0.00
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(38)	(24)	0.00
Total asset impairments and other adjustments	$2,134	1,644	0.12	$11,494	8,348	0.57	$1,044	667	0.04
Income tax expense adjustments:
Tax impact share based awards		(663)	(0.05)		(1,747)	(0.12)		(54)	0.00
Other tax items		1	0.00		596	0.04		489	0.02
Total income tax expense adjustments		(662)	(0.05)		(1,151)	(0.08)		435	0.02
Adjusted earnings from continuing operations (1) and (2)		$13,602	$1.03		$26,965	$1.84		$8,365	$0.49

(1)
The adjusted tax rate for the first six months of Fiscal 2023, 2022 and 2020 is 26.9%, 30.1% and 36.1%, respectively.

(2)
EPS reflects 13.2 million, 14.7 million and 16.9 million share count for the first six months of Fiscal 2023, 2022 and 2020, respectively, which includes common stock equivalents in all periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Six Months Ended July 30, 2022, July 31, 2021 and August 3, 2019

	Six Months July 30, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$24,152	$—	$24,152
Schuh Group	(652)	—	(652)
Johnston & Murphy Group	3,762	—	3,762
Licensed Brands	4,478	—	4,478
Corporate and Other	(14,412)	2,134	(12,278)
Total Operating Income	$17,328	$2,134	$19,462
% of sales	1.6%		1.8%

	Six Months July 31, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$63,492	$—	$63,492
Schuh Group	(224)	—	(224)
Johnston & Murphy Group	771	—	771
Licensed Brands	3,552	—	3,552
Corporate and Other	(39,163)	11,494	(27,669)
Total Operating Income	$28,428	$11,494	$39,922
% of sales	2.6%		3.6%

	Six Months August 3, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$30,305	$—	$30,305
Schuh Group	(5,389)	—	(5,389)
Johnston & Murphy Group	6,624	—	6,624
Licensed Brands	178	—	178
Corporate and Other	(19,672)	1,044	(18,628)
Total Operating Income	$12,046	$1,044	$13,090
% of sales	1.2%		1.3%

	Six Months
In Thousands	July 30, 2022	July 31, 2021	August 3, 2019
Selling and administrative expenses, as reported	$488,584	$492,016	$468,351

Expenses related to new HQ building	(2,288)	(1,754)	—
Total adjustments	(2,288)	(1,754)	—
Adjusted selling and administrative expenses	486,296	490,262	468,351
% of sales	46.0%	44.8%	47.7%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 28, 2023

In millions (except per share amounts)	High Guidance Fiscal 2023		Low Guidance Fiscal 2023
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$87.2	$6.76	$77.2	$5.98
Asset impairments and other adjustments:
Asset impairments and other matters	1.4	0.11	1.7	0.14
New building costs	1.7	0.13	1.7	0.13
Total asset impairments and other adjustments (1)	3.1	0.24	3.4	0.27
Adjusted forecasted earnings from continuing operations (2)	$90.3	$7.00	$80.6	$6.25

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2023 is approximately 26%.
(2)
EPS reflects 12.9 million share count for Fiscal 2023 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.